Exhibit (k)(4)

ORGANIZATIONAL AND OFFERING EXPENSES REIMBURSEMENT AGREEMENT

AGREEMENT made this     day of October, 2012, by and between BABSON CAPITAL GLOBAL SHORT DURATION HIGH YIELD FUND, a Massachusetts business trust (the “Fund”), and BABSON CAPITAL MANAGEMENT LLC, a Delaware limited partnership (the “Manager”).

WHEREAS, the Fund and the Manager have separately entered into an Investment Management Agreement dated October     , 2012 (the “Investment Management Agreement”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1.	The Manager agrees to pay, if the initial public offering occurs, the amount by which the Fund’s organizational and offering costs of the initial offering of common shares of beneficial interest of the Fund (“shares”) exceed $0.05 per share. The expenses for which the Fund is being reimbursed pursuant to this Agreement do not include (x) management fees payable by the Fund pursuant to the terms of the Investment Management Agreement and (y) any sales load or underwriting discount paid by shareholders, but do include organizational expenses and any reimbursement of expenses incurred by the Fund’s underwriters in connection with the initial public offering. For avoidance of doubt, the Manager shall not pay any operating expenses of the Fund incurred after the commencement of operations of the Fund.

2.	This Agreement may be terminated only by the vote of (a) the Board of Trustees of the Fund, including the vote of the members of the Board who are not “interested persons” of the Fund within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of the Fund.

3.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

4.	The Fund’s Agreement and Declaration of Trust, including any amendments thereto, is on file with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by an officer of the Fund as an officer and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the Fund and the Manager have caused this Agreement to be executed on the day and year first above written.

BABSON CAPITAL GLOBAL SHORT DURATION HIGH YIELD FUND

By:
Name:
Title:

BABSON CAPITAL MANAGEMENT LLC

By:
Name:
Title: